UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 5, 2010

IRON MOUNTAIN INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-13045	23-2588479
(Commission File Number)	(IRS Employer Identification No.)

745 Atlantic Avenue
Boston, Massachusetts 02111
(Address of principal executive offices, including zip code)

(617) 535-4766
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 4, 2010, Iron Mountain Incorporated’s (the “Company”) Board of Directors (the “Board”) expanded the size of the Board by one member, from ten to eleven, and elected Alfred J. Verrecchia as a member of the Board.

Mr. Verrecchia began his career at Hasbro, Inc. (“Hasbro”), a publicly held entertainment products and services company, and has held several senior leadership positions at Hasbro, most recently serving as chief executive officer from 2003 through 2008.  Since 2008, he has held the position of Chairman of the Board at Hasbro.  Mr. Verrecchia currently serves as a director of FGX International Holdings and is a member of its audit committee. He also served on the board of CVS Caremark from September 2004 until March 2007, where he was a member of the audit committee. Mr. Verrecchia also sits on various nonprofit boards, including serving as chairman of Lifespan, Rhode Island’s largest hospital and medical system.

For his service as a director, Mr. Verrecchia will be entitled to the compensation the Company generally provides to its non-employee directors. A summary of the Company’s currently-effective director compensation is filed as Exhibit 10.34 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.   He will also be able to participate in the Company’s Director Deferred Compensation Plan.  Upon his election, Mr. Verrecchia received an option to purchase 2,218 shares of the Company’s common stock at an exercise price of $25.53 per share (equal to the fair market value of the common stock on March 4, 2010, as calculated in accordance with the option plan). This option will vest on the one year anniversary of the grant (or, if earlier, the annual meeting of Iron Mountain Incorporated that is closest to the one year anniversary).

Mr. Verrecchia has no family relationships with any director or executive officer of the Company, and there are no transactions in which Mr. Verrecchia has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective March 5, 2010, the Board approved amended and restated Bylaws of the Company (the “Bylaws”) primarily in order to revise those provisions of Articles II and III of the Bylaws addressing the required vote for director elections.  The amendments change the required vote for the election of directors from a plurality to a majority of votes cast in uncontested elections. A majority of the votes cast means that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that director nominee.  In contested elections where the number of nominees exceeds the number of directors to be elected, the required vote will continue to be a plurality of votes cast.

Article III of the Bylaws was amended by adding provisions requiring each director nominee to agree to tender, promptly following the annual meeting at which he or she is elected as director, an irrevocable resignation that will be effective upon (1) the failure to receive the required number of votes for reelection at the next annual meeting of stockholders at which he or she faces reelection and (2) acceptance of such resignation by the Board.  The Bylaws also clarify the resignation process for director nominees who fail to receive the required number of votes for reelection.

In addition, the Board also eliminated references in Article IV to the Board’s executive committee since this committee was dissolved on March 5, 2010.

The foregoing summary of the amendments to the Bylaws is qualified in its entirety by reference to the text of the Amended and Restated Bylaws of the Company as adopted on March 5, 2010.  A copy of the Amended and Restated Bylaws of the Company, as adopted on March 5, 2010, is filed as Exhibit 3.1 and a copy of the Amended and Restated Bylaws marked to show changes from the Bylaws previously in effect is filed as Exhibit 3.2, and each is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

Effective March 5, 2010, as part of a comprehensive review of its corporate governance policies, the Company amended and restated its Corporate Governance Guidelines and the Board’s Nominating and Governance Committee’s charter to, among other things:

•                  implement a policy under which the Board may take various actions if an executive officer has engaged in fraudulent or other intentional misconduct.  Among other things, if the misconduct resulted in a material inaccuracy in the Company’s financial statements or performance metrics, which affect the executive officer’s compensation, the Board may seek reimbursement of certain performance-based or incentive compensation;

•                  limit the number of boards of directors of public companies on which a director may serve;

•                  formalize the Board’s policy to give due consideration to the Board’s overall balance of diversity of perspectives, backgrounds and experiences in connection with the selection of nominees for director;

•                  clarify that the Board is responsible for overseeing the Company’s risk management, either directly or through a committee;

•                  clarify the process of the annual review of the Board and its committees and institute annual evaluations of individual Board members; and

•                  eliminate references to the Executive Committee’s role, as it was dissolved.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Exhibit Description

3.1	Amended and Restated Bylaws of Iron Mountain Incorporated (as adopted on March 5, 2010).

3.2	Amended and Restated Bylaws of Iron Mountain Incorporated (as adopted on March 5, 2010) - marked version.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRON MOUNTAIN INCORPORATED (Registrant)

By:	/s/ Ernest W. Cloutier
	Name:	Ernest W. Cloutier
	Title:	Senior Vice President and General Counsel

Date: March 5, 2010